                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         MATERIAL SCIENCES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO

                                                                   May 12, 1998

Dear Shareowner:

  The 1998 Annual Meeting of Shareowners will be held on Thursday, June 18, 1998, at 10:00 a.m. CDT in the auditorium of the Company's offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois. We hope you will attend. We will be voting on the election of directors and such other matters as may properly come before the meeting. We also will hear management's report regarding the past fiscal year's operations.

  The attached notice of meeting and proxy statement describe the matters upon which the shareowners will vote. It is important that your shares be represented, regardless of the number you own. Accordingly, we urge you to complete the enclosed proxy and promptly return it to us so that your shares can be voted at the meeting in accordance with your instructions.

                            Sincerely,

                            Gerald G. Nadig
                            Chairman, President and
                            Chief Executive Officer

LOGO

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                               ----------------

  The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, June 18, 1998, at 10:00 a.m. CDT in the auditorium of the Company's offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, for the following purposes:

  1.To elect a Board of eight directors; and

  2.To act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Shareowners of record at the close of business on April 24, 1998, are entitled to notice of and to vote at this meeting and any adjournment thereof.

  Shareowners are requested to sign and date the enclosed proxy and promptly return it in the envelope enclosed for that purpose, whether or not they expect to be present at the meeting. Any person giving a proxy has the power to revoke it at any time prior to its exercise at the meeting.

                                       By Order of the Board of Directors,

                                       James J. Waclawik, Sr.
                                       Vice President,
                                       Chief Financial Officer and Secretary

Elk Grove Village, Illinois
May 12, 1998

LOGO

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

  This proxy statement is furnished to shareowners of Material Sciences Corporation ("MSC" or the "Company") in connection with the solicitation, by order of the Board of Directors of the Company ("Board"), of proxies for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. CDT, on Thursday, June 18, 1998, at the place and for the purposes set forth in the accompanying notice of the meeting.

  The accompanying proxy is solicited on behalf of the Board and is revocable at any time before the voting thereof by filing with the Secretary of the Company, prior to the shareowner vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. All outstanding shares of the Company's Common Stock, par value $.02 per share ("Common Stock"), represented by properly executed and unrevoked proxies received in time for the meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter to be submitted to shareowners. If no instructions are given, the shares will be voted for the election to the Board of the nominees indicated in the proxy.

  The close of business on April 24, 1998, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were outstanding 15,406,106 shares of Common Stock. The Company first sent this proxy statement and the accompanying form of proxy to shareowners entitled thereto on or about May 12, 1998.

  A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Each holder of Common Stock is entitled to one vote per share. If one or more shareowners give notice at the meeting before the voting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. With cumulative voting, holders of Common Stock are entitled, for each share held by them, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated prior to voting) or distribute them among two or more nominees. Under cumulative voting, the eight persons receiving the greatest number of votes shall be elected as directors. Discretionary authority to cumulate votes is being solicited. If the vote with respect to the election of directors is not conducted by cumulative voting, the holders of a majority of shares of Common Stock represented at the meeting in person or by proxy will be able to elect all the directors. Non-voted shares on the election of directors and shares of Common Stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy will not be counted in determining which director nominees receive the greatest number of votes if cumulative voting occurs or will not be counted in determining whether a majority vote with respect to any director has been obtained if cumulative voting is not utilized.

                             ELECTION OF DIRECTORS

  The eight persons listed below are proposed to be elected for a period to end at the 1999 Annual Meeting of Shareowners, when they may be proposed to be re-elected or a successor is elected and qualified at that meeting or, as provided in the Company by-laws, upon the earlier of death, resignation, or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the eight nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends. All of the nominees are presently directors of the Company and were elected at the 1997 Annual Meeting of Shareowners.

  Certain information regarding the nominees, as of April 24, 1998, is set forth below, including their ages, the period each has served on the Board and the business experience of each during the past five years.

                               ----------------


              JEROME B. COHEN      DIRECTOR SINCE 1988

------------
------------  AGE 65

              Dr. Cohen has served as Dean of the Robert R. McCormick School of Engineering and Applied Science (formerly the Technological Institute) at Northwestern University since 1986. Dr. Cohen has been a professor of Materials Science at the Robert R. McCormick School of Engineering and Applied Science at Northwestern University since 1959, and was awarded the Engelhart Chair in Materials Science in 1974. In February 1993, Dr. Cohen was elected to the National Academy of Engineering. Dr. Cohen also serves as director of Apogee Enterprises, Inc.


              ROXANNE J. DECYK     DIRECTOR SINCE 1988

------------
------------  AGE 45

              Ms. Decyk, currently a managing partner of Batlivala & Decyk (private merchant banking and strategic consulting firm), was Vice President, Planning of Amoco, from June 1994 through April 1997. She was previously Vice President-Sales & Marketing-Polymers, Amoco Chemical Company from March 1993 and Vice President-Commercial and Industrial Sales for Amoco from May 1991 through March 1993. Ms. Decyk also serves as a director of Snap-On Tools, Inc.


------------
------------  EUGENE W. EMMERICH   DIRECTOR SINCE 1979

              AGE 67

              Dr. Emmerich has served as President and Chief Executive Officer ("CEO") of Cadtrak Corporation, a licensor of patented technology to the computer industry with emphasis on graphics related patents, for more than the past five years.

              G. ROBERT EVANS      DIRECTOR SINCE 1991

------------
------------  AGE 66

              Mr. Evans retired as Chairman of the Company in December 1997. He served as Chairman of the Board since January 1997, and Chairman and CEO of the Company since June 1991. Mr. Evans also serves as a director of Consolidated Freightways Corporation and Swift Energy Company.



              E. F. HEIZER, JR.    DIRECTOR SINCE 1976

------------
------------  AGE 68

              Mr. Heizer is a venture capitalist and has been involved in developing early stage companies since 1962. Since 1985, he has served as Chairman of Heizer International, and from 1969 until 1995, he served as CEO of Heizer Corporation. Since 1995, he has served as Chairman of LBL, a Lloyds of London Bermuda-based insurance company. Mr. Heizer also serves as a director of Chesapeake Energy Corporation and Needham & Company, Inc.



              GERALD G. NADIG      DIRECTOR SINCE 1996

------------
------------  AGE 52

              Mr. Nadig has been Chairman, President and CEO of the Company since January 1998; President and CEO of the Company since January 1997; and was President and Chief Operating Officer since 1991.



              IRWIN P. POCHTER     DIRECTOR SINCE 1982

------------
------------  AGE 74

              Mr. Pochter retired as Chairman of the Illinois operations of Frank B. Hall & Co., an international insurance brokerage firm, in November 1987. Mr. Pochter had served in this capacity since June 1980. Mr. Pochter also serves as a director of Fort Lewis College located in Durango, Colorado.



------------
------------  HOWARD B. WITT       DIRECTOR SINCE 1997

              AGE 57

              Mr. Witt has been Chairman, President and CEO of Littelfuse, Inc. since 1993, was previously President and CEO of Littelfuse from 1990, and prior to 1990 served in several key management positions with Littelfuse since joining the company in 1979. Mr. Witt is currently a member of the Electronic Industries Association Board of Governors, the Artisan Mutual Fund Board of Directors, and the Board of Directors of Franklin Electric Co.

COMMITTEES AND MEETINGS OF THE BOARD

  The Board held ten meetings during fiscal 1998. Included among the committees of the Board are standing Audit, Compensation and Organization, and Technology Committees. During fiscal 1998, directors in total attended approximately 97% of the aggregate number of meetings of the Board and the committees on which they served.

  The Audit Committee, currently consisting of Messrs. Heizer (Chairperson), Pochter, and Witt, met four times during fiscal 1998. The functions of this committee include the following: recommending the selection of independent public accountants to the Board; reviewing the scope of the audits performed by the independent public accountants, the audit reports, and any recommendations made by them; reviewing in April of each year the results of the audit for the prior fiscal year with the independent public accountants before the annual report to shareowners for that fiscal year is released publicly; and reviewing any non-audit services provided by the independent public accountants.

  The Compensation and Organization Committee, currently consisting of Ms. Decyk (Chairperson) and Messrs. Heizer and Witt, met four times during fiscal 1998. The functions of this committee include the following: determining, in consultation with the Company's Chairman, President and CEO, the compensation, including long-term performance incentives, of the Company's officers; reviewing and approving bonus compensation paid to the Company's key employees; reviewing and making recommendations to the Board with respect to the Company's compensation and benefit plans and policies; and overseeing director affairs, including serving as the nominating committee.

  The Technology Committee, currently consisting of Dr. Cohen (Chairperson), Dr. Emmerich, and Mr. Evans, met four times during fiscal 1998. The functions of this committee include analyzing current technology and its use and application in the Company's processes and evaluating technological developments and the suitability of new technology for the Company's operations. This committee also is evaluating the potential costs, problems and uncertainties associated with the Year 2000, and analyzing the effect of these factors on the operations of the Company.

  During fiscal 1998, directors who are not executive officers of the Company received an annual retainer of $20,000, plus $1,000 per meeting for attendance at Board meetings and $3,000 per year for chairing a Board committee, $1,000 per meeting for attendance at Board committee meetings, $500 per meeting for special telephonic meetings, and reimbursement for normal travel expenses. $10,000 of the annual retainer was paid in cash, with the remainder paid in the form of stock options under the 1996 Stock Option Plan for Non-Employee Directors ("1996 Plan"). Each eligible non-employee director also received an additional incentive stock option under the 1996 Plan.

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

  The following table provides certain information, as of April 24, 1998 (except as otherwise noted), on the beneficial ownership of Common Stock as to each director of the Company, the executive officers named on the Summary Compensation Table below, and the directors and executive officers of the Company as a group. To the knowledge of the Company, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is the address of the Company.

                           NUMBER OF SHARES         SHARES UNDER
NAME                     BENEFICIALLY OWNED(1) EXERCISABLE OPTIONS(2)   TOTAL   PERCENT OF CLASS
----                     --------------------- ---------------------- --------- ----------------
Jerome B. Cohen.........          1,000                20,782            21,782        (3)
Roxanne J. Decyk........          5,570                20,782            26,352        (3)
Eugene W. Emmerich......          6,525                26,882            33,407        (3)
G. Robert Evans.........        127,156               290,321           417,477        2.7%
E.F. Heizer, Jr.........        159,638                23,282           182,920        1.2%
Gerald G. Nadig.........         67,440               117,032           184,472        1.2%
Irwin P. Pochter........         69,376                26,882            96,258        (3)
Howard B. Witt..........            --                  3,837             3,837        (3)
Frank D. Graziano.......         66,990                40,500           107,490        (3)
Frank J. Lazowski, Jr...         26,128                36,000            62,128        (3)
Thomas E. Moore.........         10,634                27,550            38,184        (3)
James J. Waclawik, Sr...         10,436                32,500            42,936        (3)
All executive officers
 and directors
 as a group (19 per-
 sons)..................        721,613               832,224         1,553,837       10.1%

--------
(1) For purposes of the table, a person generally is deemed to be a beneficial owner of a security (including restricted stock) if such person has or shares voting power or investment power (including the power to dispose of the security) with respect to such security or has the right to acquire beneficial ownership thereof within 60 days. Does not include shares under exercisable options (which information is set forth separately).
(2) Includes shares subject to options that are exercisable on April 24, 1998 and options which become exercisable within 60 days thereafter.
(3) Less than 1%.

                INFORMATION WITH RESPECT TO CERTAIN SHAREOWNERS

  The following table sets forth certain information on the beneficial ownership of Common Stock by each person known by the Company as of April 24, 1998 to own beneficially more than five percent of the Company's outstanding Common Stock. To the knowledge of the Company, each shareowner has sole or shared voting and/or investment power as to the shares shown.

                                                 NUMBER OF SHARES    PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIALLY OWNED(1)  CLASS(2)
      ------------------------------------     --------------------- ----------
      Capital Research and Management Compa-
       ny(3)..................................       1,000,000          6.5%
       333 So. Hope Street
       Los Angeles, CA 90071
      Dimensional Fund Advisors Inc.(4).......         786,600          5.1%
       1299 Ocean Ave.
       11th Floor
       Santa Monica, CA 90401
      Norwest Corporation(5)..................       1,087,000          7.1%
       Norwest Center
       Sixth & Marquette
       Minneapolis, MN 55479
      ICM Asset Management, Inc...............       1,646,430         10.7%
       W. 601 Main Ave.
       Suite 917
       Spokane, WA 99201

--------
(1) As reported in Schedule 13G filed with the Securities and Exchange Commission ("SEC").
(2) Based upon shares outstanding as of April 24, 1998.
(3) Capital Research and Management Company is a wholly-owned subsidiary of the Capital Group Companies, Inc. and serves as an investment advisor to SMALLCAP World Fund, Inc. (the registered holder of such shares).
(4) According to Dimensional Fund Advisors, Inc., all such securities are owned by advisory clients of Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such securities.
(5) Includes 1,076,500 shares deemed beneficially owned by Northwest Bancorporation, of which 835,100 shares are held for the benefit of ATTIMCO Long-Term Investment Trust.

                      COMPENSATION OF EXECUTIVE OFFICERS

I. SUMMARY COMPENSATION TABLE

  The following table discloses compensation received by the Company's Chairman, President and Chief Executive Officer and the four other executive officers (all of whom except Dr. Graziano comprise the Company's Policy Committee).

                                                        LONG-TERM
                                                   COMPENSATION AWARDS
                                                 -----------------------
                                     ANNUAL
                                  COMPENSATION   RESTRICTED  SECURITIES
                                 ---------------   STOCK     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL        FISCAL SALARY   BONUS   AWARD(S)  OPTIONS/SARS      COMPENSATION
POSITION                   YEAR    ($)   ($)(1)     ($)         (#)              ($)(2)
------------------        ------ ------- ------- ---------- ------------      ------------
G. G. Nadig.............   1998  365,000  81,468    --         40,000(5)         11,526
Chairman, President and    1997  287,600 146,790    --         27,600(4)         11,460
 Chief Executive Officer
 (CEO)                     1996  270,000  48,060    --         27,600(3)         10,105
T. E. Moore.............   1998  171,000  39,864    --         28,400(6)(7)      15,333
Executive Vice President
 and                       1997  130,600  63,037    --          6,300(4)          9,144
 Chief Operating Officer
 (COO)                     1996  120,800  58,602    --          7,800(8)(9)       8,933
J. J. Waclawik, Sr......   1998  154,000  23,654    --         12,600(5)         12,088
Vice President, Chief
 Financial                 1997  125,000  61,761    --         12,600(10)(11)     7,704
 Officer and Secretary
 (CFO)                     1996  111,000  14,608    --          8,400(3)          8,477
F. D. Graziano..........   1998  148,000  19,418    --          8,400(5)         14,674
Senior Vice President,     1997  141,100  45,606    --          8,400(4)         10,630
 Technology                1996  137,000  19,947    --          8,400(3)         14,410
F. J. Lazowski, Jr......   1998  131,000  20,541    --          8,400(5)         14,685
Vice President,            1997  123,600  39,852    --          8,400(4)         11,879
 Human Resources           1996  120,000  17,472    --          8,400(3)         12,047

--------
 (1) The 1997 bonus compensation for key corporate and affected business unit managers included a negative adjustment for prior periods to reflect the recomputed profit component after taking into account the accounting irregularities announced on April 7, 1997.
 (2) Company matching contribution to the employee's Savings and Investment Plan contribution and payments for the Defined Contribution Plan.
 (3) Granted under the 1995 Stock Option Program under the 1992 Awards Plan ("1995 Stock Option Program") at an option price of $16.25 (market price on the date of grant). One-third of the options vested on March 1, 1996, one-third vested on March 1, 1997, and the final third vested on March 1, 1998.
 (4) Granted under the 1995 Stock Option Program at an option price of $14.50 (market price on the date of grant). One-third of the options vested on March 1, 1997, one-third vested on March 1, 1998, and the final third will vest on March 1, 1999.
 (5) Granted under the 1995 Stock Option Program at an option price of $16.375 (market price on the date of grant). One-third of the options vested on March 1, 1998, one-third will vest on March 1, 1999, and the final third will vest on March 1, 2000.
 (6) 8,400 shares were granted under the 1995 Stock Option Program on March 1, 1997 at an option price of $16.375 (market price on the date of grant). One-third of the options vested on March 1, 1998, one-third will vest on March 1, 1999, and the final third will vest on March 1, 2000.
 (7) 20,000 shares were granted under the 1992 Awards Plan on May 1, 1997 at an option price of $15.00 (market price on the date of grant). One-third of the options vested on May 1, 1998, one-third will vest on May 1, 1999, and the final third will vest on May 1, 2000.

 (8) 6,300 shares were granted under the 1995 Stock Option Program on March 1, 1995 at an option price of $16.25 (market price on the date of grant). One-third of the options vested on March 1, 1996, one-third vested on March 1, 1997, and the final third vested on March 1, 1998.
 (9) 1,500 shares were granted under the Research and Development Incentive Program under the 1992 Awards Plan on September 1, 1995 at an option price of $18.75 (market price on the date of grant). The entire option will vest on September 1, 1998.
(10) 8,400 shares were granted under the 1995 Stock Option Program on March 1, 1996 at an option price of $14.50 (market price on the date of grant). One-third of the options vested on March 1, 1997, one-third vested on March 1, 1998, and the final third will vest on March 1, 1999.
(11) 4,200 shares were granted under the 1995 Stock Option Program on September 19, 1996 at an option price of $17.63 (market price on the date of grant). One-third of the options vested on September 19, 1997, one-third will vest on September 19, 1998, and the final third will vest on September 19, 1999.

II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
-----------------------------------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                          NUMBER OF    % OF TOTAL                            STOCK PRICE
                          SECURITIES  OPTIONS/SARS EXERCISE               APPRECIATION FOR
                          UNDERLYING   GRANTED TO   OR BASE                  OPTION TERM
                         OPTIONS/SARS EMPLOYEES IN   PRICE   EXPIRATION ---------------------
NAME                       GRANTED    FISCAL YEAR  ($/SHARE)    DATE    0%   5%(3)   10%(4)
----                     ------------ ------------ --------- ---------- --  ------- ---------
G. G. Nadig.............  40,000(1)       8.9%      16.375    03/01/07  --  411,926 1,043,901
T. E. Moore.............   8,400(1)       1.9%      16.375    03/01/07   --  86,504   219,219
T. E. Moore.............  20,000(2)       4.5%      15.000    05/01/07   -- 188,668   478,123
J. J. Waclawik, Sr......  12,600(1)       2.8%      16.375    03/01/07   -- 129,757   328,829
F. D. Graziano..........   8,400(1)       1.9%      16.375    03/01/07   --  86,504   219,219
F. J. Lazowski, Jr......   8,400(1)       1.9%      16.375    03/01/07   --  86,504   219,219

--------
Note--The dollar amount of total shareowner gain during the March 1, 1997 to May 1, 2007 option period at the expiration date of such options at the 5% and 10% price appreciation rates would be $118,082,461 and $299,244,139, respectively. The dollar amount of named optionees' gain after ten years at the 5% and 10% price appreciation rates would be $989,863 and $2,508,510, respectively. The percentage of named optionees' gain to shareowner gain at both the 5% and 10% rates would be less than one percent.
(1) Options for the named individuals were granted at the fair market value of a share of Common Stock on the date of grant (March 1, 1997) pursuant to the 1995 Stock Option Program. One-third of the options vested on March 1, 1998, one-third will vest on March 1, 1999, and the final third will vest on March 1, 2000.
(2) Options for the named individual were granted at the fair market value of a share of Common Stock on the date of grant (May 1, 1997) under the 1992 Awards Plan. One-third of the options vested on May 1, 1998, one-third will vest on May 1, 1999, and the final third will vest on May 1, 2000.
(3) The market price of $16.375 per share at the date of grant of March 1, 1997 would appreciate to $26.673 for the options term. The market price of $15.00 per share at the date of grant of May 1, 1997 would appreciate to $24.433 for the options term.
(4) The market price of $16.375 per share at the date of grant of March 1, 1997 would appreciate to $42.473 for the options term. The market price of $15.00 per share at the date of grant of May 1, 1997 would appreciate to $38.906 for the options term.

III. AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

  The following table provides information on option exercises and unexercised option values for the named executive officers.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                            OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                             SHARES                       FISCAL YEAR END (#)    AT FISCAL YEAR END ($)(2)
                            ACQUIRED        VALUE      ------------------------- -------------------------
NAME                     ON EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------------- -------------- ----------- ------------- ----------- -------------
G. G. Nadig.............      None           N/A         52,900         --         113,074        --
T. E. Moore.............      None           N/A         13,500         --          28,856        --
J. J. Waclawik, Sr......      None           N/A         12,000         --          25,650        --
F. D. Graziano..........      None           N/A         22,500         --          48,094        --
F. J. Lazowski, Jr......      None           N/A         18,000         --          38,475        --

--------
Note--The exercise price of all options granted to the above named individuals was the fair market value of a share of Common Stock on the date of grant.
(1) The reported value realized on the exercised options is the market price on the exercise date less the exercise price.
(2) The value of unexercised options is based on a market price of $12.1875 (the market price on February 27, 1998), less the exercise price.

                COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  The functions of the Compensation and Organization Committee include establishing and administering compensation plans for Material Sciences Corporation executive officers, reviewing executive officer compensation levels, and evaluating management performance. The Committee is composed of three independent, non-employee directors. Set forth below is a report submitted by the Compensation and Organization Committee regarding the Company's compensation policies and programs for executive officers for fiscal year 1998.

COMPENSATION PHILOSOPHY

  The MSC management compensation program for fiscal 1998 was designed to reward outstanding performance and results. Compensation plans are designed to attract and retain top quality and experienced managers by providing the opportunity to earn above median cash compensation for superior corporate, business unit, and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC's shareowners.

EXECUTIVE COMPENSATION COMPONENTS

  MSC's compensation program has the following components:

    . Base salaries at median competitive levels for similar-size companies in general industry:

      --Salaries reviewed annually.

      --Annual adjustments based on individual performance, changes in duties and responsibilities, and general movement in similar-sized companies in general industry salary levels.

    . Significant incentive opportunity for management employees:

      --Total earnings (salary plus bonus) opportunity between median and 60th percentile competitive levels for superior performance.

      --Significant variability based on individual and business unit profit performance. Sixty percent (60%) of incentive compensation is based upon profit and return on net asset performance.

      --Performance defined by a combination of corporate, business unit, and individual goals that are critical to the Company's success. Principal corporate and business unit goals are net income, operating profit, cost reduction, working capital, safety, and quality. Each individual also has several specific, operational, or strategic goals based on the individual's contribution to the achievement of the Company's business strategy.

    . Stock options to management employees at median to 75th percentile competitive levels for similar-size companies in general industry:

      --Options were granted in fiscal 1998 to all key management employees at the 60th percentile competitive level, under the 1992 Awards Plan.

    . Special stock ownership long-term incentive to senior management employees:

      --One-time grant to management employees in fiscal 1994 to encourage and facilitate increased stock ownership and executive retention.

      --Restricted Stock Award that vests after five to eight years-- sooner if aggressive share price targets are achieved--later if the stock price does not increase.

      --A matching Incentive Stock Option ("ISO") Grant--which vests if the underlying restricted stock is held for two (2) years after the restricted stock vests--otherwise the ISO shares do not vest for nine (9) years and eleven (11) months. Together with the "regular" stock options, this one-time grant puts the total long-term incentive package for key management employees at the 75th percentile for similar-size companies in general industry.

FISCAL 1998 PERFORMANCE

  At the beginning of fiscal 1998, the Compensation and Organization Committee approved performance objectives for Mr. Nadig for fiscal 1998. His performance relative to these objectives was the basis for determining his 1998 annual incentive award. Sixty percent of his potential award was based on the achievement of corporate profitability and return on net asset objectives. The remaining forty percent of the CEO's annual incentive award was based on achievement of a combination of specific objectives, including expense control, company growth, and other objectives. Performance goals for the other executive officers were approved by Mr. Nadig. These performance measures and goals were similar to those of the CEO. Their performance for the year was evaluated by the CEO, who recommended annual incentive awards for each individual. These awards were reviewed and approved by the Compensation and Organization Committee.

  Mr. Nadig earned an annual incentive award of $81,468 in fiscal 1998. The incentive award reflects a reduction of $137,532 or 63% due to the less than targeted results in fiscal 1998. The other named executives received annual incentive awards in fiscal 1998 which reflect a reduction of 61% for the same reason.

FISCAL 1998 ACTIONS

  On May 1, 1998, Thomas E. Moore was elected Executive Vice President and Chief Operating Officer of the Company. He received a 20% salary increase in connection with a promotion. On January 1, 1998, Mr. Nadig was elected Chairman, President and Chief Executive Officer of the Company.

  In fiscal 1998, Mr. Nadig was granted options for 40,000 shares. The other four named executives received options for a total of 57,800 shares. All options were granted at market price at the time of grant. Salaries were increased an average of 3% for all named executives in March 1997. In general, salary increases reflected individual performance, company performance and changes in the compensation market.

  At the conclusion of fiscal 1998, the Compensation and Organization Committee adopted a new annual incentive plan for executive officers and other key management personnel. The new plans are based on, and operate in tandem with, the Economic Value Added (EVA(R)) process that the Company has implemented for fiscal 1999 and beyond. The EVA(R) process drives increased value within the Company, thereby, increasing shareowner value.

  Finally, because operating results were less than the fiscal 1998 operating plan, management chose to freeze salaries for fiscal year 1999 beginning March 1, 1998.

COMPENSATION CONSULTANTS AND COMPETITIVE DATA

  The Compensation and Organization Committee has access to compensation consultants who work with the Committee from time-to-time on executive compensation matters. The Committee also has access to competitive data on compensation levels for executive positions.

     MATERIAL SCIENCES CORPORATION COMPENSATION AND ORGANIZATION COMMITTEE

                       Ms. Roxanne J. Decyk, Chairperson
                             Mr. E. F. Heizer, Jr.
                              Mr. Howard B. Witt

                                      MSC
                               PERFORMANCE GRAPH

  The following chart shows total shareowner returns, assuming $100 was invested on February 28, 1993 in Material Sciences Corporation, the S&P 500 Index, and the Comparator Group (as described below), with dividends, if any, reinvested through February 27, 1998.

                                     LOGO

                                                        FEBRUARY 28 OR 29,
                                                   -----------------------------
                                                   1994  1995  1996  1997  1998
                                                   ----- ----- ----- ----- -----
MSC............................................... 160.6 144.3 130.7 148.9 110.8
S&P 500........................................... 108.3 116.3 156.6 197.6 266.7
COMPARATOR GROUP.................................. 112.1 114.8 128.0 127.9 123.6

COMPARATOR GROUP: BRUSH WELLMAN (BW)
CHEMFAB (CFA)
OPTICAL COATING (OCLI)
SOUTHWALL TECHNOLOGIES (SWTX)
STEEL TECHNOLOGIES (STTX)
WORTHINGTON INDUSTRIES (WTHG)

  Starting with the fiscal year ending February 28, 1999, the Company will change both its current equity market index (S&P 500) and its comparator group to indices that it believes are more representative of its current business.

  Since 1992, when the SEC first required public companies to measure their total return to shareowners against an equity market index, the Company has been using the S&P 500 Index. In September of 1994, Standard and Poor established a new index called the S&P SmallCap 600 Index especially for small capitalization companies. MSC has been a part of this index since it was first developed. The S&P SmallCap 600 Index consists of companies with market capitalizations generally between $80 and $600 million. MSC's market capitalization at February 27, 1998 is approximately $187.2 million. About 75 percent of the companies in the index are classified as industrial with the remainder in the financial, utility, and transportation areas. The Company believes that the S&P SmallCap 600 Index is a more representative measure of its performance.

  As a result of the Company's December 1997, acquisition of Colorstrip, Inc., approximately 80% of its revenue will now come from some form of metal processing, i.e. coil coating, electrogalvanizing, or hot-dipped galvanizing. As a result, the Company plans to make adjustments to its current comparator group which it believes will be more representative in terms of both line-of-business and financial characteristics.

NEW COMPARATOR GROUP: COLD METAL PRODUCTS, INC. (CLQ)
GIBRALTOR STEEL CORPORATION (ROCK)
HUNTCO INC. (HCO)
OLYMPIC STEEL (ZEUS)
SHILOH INDUSTRIES, INC. (SHLO)
SOUTHWALL TECHNOLOGIES (SWTX)
STEEL TECHNOLOGIES, INC. (STTX)
WORTHINGTON INDUSTRIES, INC. (WTHG)

                        EMPLOYMENT AND OTHER AGREEMENTS

  In connection with Mr. Evans' retirement from his position from Chairman of the Board of the Company, Mr. Evans receives a supplemental pension consistent with an Employment Agreement dated February 27, 1991 between the Company and Mr. Evans.

  The Company has a severance agreement ("Severance Agreement") with Mr. Waclawik which provides for, among other things, severance benefits in certain circumstances. The Severance Agreement provides for eighteen months of both health benefits and severance payments equal to Mr. Waclawik's then current monthly base salary should his employment be terminated by the Company for reasons other than Good Cause (as defined in the Severance Agreement) or by Mr. Waclawik for certain specified reasons.

                           EMPLOYEE AND OTHER PLANS

SUPPLEMENTAL PENSION PLAN AGREEMENTS

  The Company has entered into Supplemental Pension Plan Agreements ("Supplemental Pension Plan Agreements") with fourteen current employees, including all executive officers as of April 24, 1998 (except Messrs. Rose and DeNeve), which provide benefits in the event of termination of employment, disability, or death before retirement. The disability benefit consists of a monthly payment until death equal to 50% of an individual's average monthly compensation for the last 12 consecutive months prior to disability, less the sum of benefits otherwise receivable by an individual (collectively referred to as the "Other Benefits") from Social Security and any other pension or retirement programs (whether maintained by the Company or not). The benefit upon termination of employment consists of a monthly payment, beginning in the month after termination (but not before the individual's 60th birthday) and continuing for 120 months or, if earlier, the death of the individual, equal to a specified percentage of the individual's average monthly compensation for the last 12 consecutive months prior to retirement, less the sum of the Other Benefits. The percentage varies depending on the participant's age at employment termination, ranging from 50% at the age of 60 to 66 2/3% at age 65. The payments will be made to a surviving spouse in the event of such individual's death, but in no event will more than 120 payments be made. A participant becomes eligible to receive the termination benefit upon reaching age 60 or the completion of 10 years of consecutive employment, whichever comes first. The death benefit consists of a monthly payment to the surviving spouse, if any, beginning after a participant's death while employed by the Company and continuing for 120 months or, if earlier, until the death of the spouse, equal to 50% of the participant's average monthly compensation for the 12 consecutive months prior to the participant's death, less the sum of the Other Benefits.

  The Supplemental Pension Plan Agreements also provide that the payments described above in the event of employment termination will commence to a participant in the event that (1) any person acquires 25% or more of the voting power of the Company's Common Stock or (2) the participant's employment is terminated other than for cause, disability, death, or voluntarily by the employee. For these purposes, termination of employment is deemed to occur after an individual's 65th birthday.

  The first Supplemental Pension Plan Agreements were entered into in June 1983. As of February 28, 1998, $2,148,290 had been accrued under the plans for current employees, of which $1,692,328 had been accrued to be paid to executive officers as of April 24, 1998 and $1,117,796 for persons named in the Summary Compensation Table (such accruals being $367,852, $140,213, $43,821, $356,771, and $209,139 for Messrs. Nadig, Moore, Waclawik, Graziano, and Lazowski, respectively).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of the Company's Common Stock with the SEC. Directors and officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from March 1, 1997 through February 28, 1998, its directors and officers complied with all applicable filing requirements, except as follows. Edward A. Williams became Group Vice President and General Manager on May 1, 1997. On that date Mr. Williams had 17,859 options outstanding and 2,250 shares of restricted stock. A Form 3 should have been filed by May 11, 1997, but was not filed until April 13, 1998.

                                 MISCELLANEOUS

SHAREOWNER PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREOWNERS

  Proposals of shareowners intended to be presented at the 1999 Annual Meeting of Shareowners must be received by the Company by January 12, 1999, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board and management do not now intend to present, nor do they know of any others who intend to present, any matters at the 1998 Annual Meeting of Shareowners other than those disclosed in the notice of the meeting. Should any other matter requiring a vote of the shareowners arise, however, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares on any such other matter in accordance with their best judgment.

SOLICITATION OF PROXIES

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, the Company expects to pay $3,500, plus expenses, for assistance by Corporate Investor Communications, Inc. ("CIC") in the solicitation of proxies. Some of the officers and other employees of the Company and CIC may solicit proxies personally, by telephone, telegraph, or mail. The officers and employees of the Company will not receive any additional compensation for such activities.

ADDITIONAL INFORMATION

  The Company will provide without charge to each shareowner upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statement schedules, for its most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

                        Shareowner Relations Department
                         Material Sciences Corporation
                           2200 East Pratt Boulevard
                          Elk Grove Village, IL 60007

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the annual meeting and will be available to respond to questions and may make a statement if they so desire.

                                          By Order of the Board of Directors,

                                          James J. Waclawik, Sr.
                                          Vice President,
                                          Chief Financial Officer and
                                           Secretary

                                          Material Sciences Corporation

Elk Grove Village, Illinois
May 12, 1998

LOGO

NOTICE OF ANNUAL MEETING
OF SHAREOWNERS
AND PROXY STATEMENT

MEETING DATE
JUNE 18, 1998


YOUR VOTE IS IMPORTANT!

Please sign and promptly return your
proxy in the enclosed envelope.



                             LOGO
                                Printed on recycled paper

                         MATERIAL SCIENCES CORPORATION
                           2200 East Pratt Boulevard
                      Elk Grove Village, Illinois  60007

         PROXY - Solicited on Behalf of the Board of Directors - PROXY

                         Annual Meeting of Shareowners
                          To be Held on June 18, 1998

                   Please mark, date and sign on reverse side
                      and return in the enclosed envelope

   The undersigned hereby appoints Gerald G. Nadig and E. F. Heizer, Jr. as proxies, each with full power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on June 18, 1998, at 10:00 a.m. CDT in the Auditorium of the Company's offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, or at any adjournment thereof.

   Your vote for eight directors may be indicated on the reverse side.  Jerome
B. Cohen, Roxanne J. Decyk, Eugene W. Emmerich, G. Robert Evans, E. F. Heizer, Jr., Gerald G. Nadig, Irwin P. Pochter and Howard B. Witt have been nominated for election of directors.

       (Continued and to be marked, dated and signed on the reverse side)


                            s FOLD AND DETACH HERE s

Please mark your vote as indicated in this example  X


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary specification is indicated, the shares represented by this proxy will be voted for the election of all nominees for director. Discretionary authority to cumulate votes is being solicited.


                                     FOR all nominees      AUTHORITY
                                     (except as listed     WITHHELD
                                     to the contrary)       for all
1.  Election of directors: (duly           [_]                [_]
    nominated and named on the
    reverse side of this proxy)

Authority withheld for the following only (write nominee's name in the space below):

___________________________

___________________________


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature                                              Date                ,1998

Signature                                              Date                ,1998

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                           s FOLD AND DETACH HERE s